Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Third Quarter 2023 Results

–Adjusted EBITDA Growth of 24%, Net of Divestiture, Led by Construction and Transportation Products
–Operating Leverage and Unit Profitability Gains Drove Margin Expansion of 170 Basis Points
–Completed Three Construction Products Acquisitions for $41 million at Attractive Valuations

DALLAS, Texas - ARCOSA, Inc. - November 1, 2023:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the third quarter ended September 30, 2023.

On October 3, 2022, the Company completed the divestiture of its storage tanks business. Financial results for the storage tanks business were historically included in the Engineered Structures segment as part of continuing operations until the date of sale. The table below includes additional financial information to facilitate the comparison to prior year's results.

Third Quarter Highlights

	Three Months Ended September 30,
	2023	2022	% Change

	($ in millions, except per share amounts)
Revenues	$591.7	$603.9	(2)%
Revenues, excluding impact from divested business(1)	$591.7	$538.1	10%
Net income	$35.5	$32.0	11%
Adjusted Net Income(2)	$35.9	$33.7	7%
Diluted EPS	$0.72	$0.66	9%
Adjusted Diluted EPS(2)	$0.73	$0.70	4%
Adjusted EBITDA(2)	$89.4	$90.8	(2)%
Adjusted EBITDA Margin(2)	15.1%	15.0%	10 bps
Adjusted EBITDA, excluding impact from divested business(1)(2)	$89.4	$72.1	24%
Adjusted EBITDA Margin, excluding impact from divested business(1)(2)	15.1%	13.4%	170 bps
Net cash provided by operating activities	$43.9	$71.4	(39)%
Free Cash Flow(2)	$1.7	$40.7	(96)%
bps - basis points
(1) Excludes the impact of the storage tanks business in the prior period.
(2) Non-GAAP financial measure. See reconciliation tables included in this release.

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“Arcosa delivered double-digit revenue and Adjusted EBITDA growth in the third quarter, normalizing for the sale of the storage tanks business,” said Antonio Carrillo, President and Chief Executive Officer. “Strong results in Construction and Transportation Products more than compensated for a decline in Engineered Structures, underscoring the resiliency of our diversified portfolio.
“In Construction Products, pricing remained strong across our portfolio. Natural aggregates benefited from a recovery in overall volumes, particularly in our Texas and Gulf Coast regions. In specialty materials, margins increased significantly from the second quarter, reflecting solid execution on our operational improvement plan. We also advanced our strategic objectives, investing $41 million to complete three bolt-on acquisitions in September and October. While relatively small in size, these acquisitions expand our footprint within both existing and new geographies at attractive valuations.
“Within Engineered Structures, our wind towers business performed well despite a relatively low level of production volume. We continued to take steps to prepare our footprint for an anticipated multi-year up-cycle, and our backlog provides visibility for improved performance in 2024. During the quarter, we were pleased to receive a small qualification order from a new customer for delivery next year.”
Carrillo continued, “Our utility structures business underperformed relative to our expectations in the third quarter. Key factors affecting performance included product mix headwinds, partially attributable to some higher margin projects delaying to 2024, and operating challenges, including equipment downtime. Year-over-year results were also impacted by a stronger peso. We are addressing these challenges and anticipate improved performance going forward.
“Adjusted Segment EBITDA in Transportation Products reached a three-year high with margin nearly tripling year-over-year. This performance highlights the enhanced operating leverage inherent in these businesses as production volumes increase. Inland river water levels reached historic lows during the quarter impacting customer sentiment, which is reflected in our book-to-bill ratio of 0.3. Despite relatively low order activity in the third quarter, our backlog is up 87% year-over-year and extends into the second half of 2024 with improved pricing.”
Carrillo concluded, “Our balance sheet and liquidity position remain strong, providing ample flexibility for strategic capital allocation. We are making solid progress on our organic growth initiatives within Construction Products and Engineered Structures and look forward to the related contribution in 2024 and beyond.”

2023 Outlook and Guidance

The Company maintains its full year 2023 guidance:
•Consolidated revenue of $2.25 billion to $2.30 billion.
•Consolidated Adjusted EBITDA of $355 million to $370 million.
Commenting on the outlook, Carrillo concluded, “We are pleased with our strong year-to-date results and remain confident in our 2023 outlook. As we look ahead to next year, Arcosa is well-positioned for continued growth. Backlogs in our cyclical businesses provide visibility for stronger performance, and the fundamentals in our growth businesses are favorable. We remain focused on building long-term shareholder value through the consistent execution of our strategy.”

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Third Quarter 2023 Results and Commentary

Construction Products
•Revenues increased 7% to $262.1 million driven by higher pricing across our aggregates and specialty materials businesses and volume growth in our natural aggregates business. Our trench shoring business benefited from both organic volume growth and acquisition-related contribution.
•Adjusted Segment EBITDA increased 9% to $58.7 million, reflecting strong pricing gains and reduced inflationary cost pressures.
•Adjusted Segment EBITDA Margin expanded to 22.4% compared to 22.1% in the prior year period. Freight-Adjusted Segment EBITDA Margin of 25.3% was flat with the prior year period.
•Margin in our specialty materials business increased sequentially reflecting progress on plans to address labor and maintenance challenges, but declined year-over-year.

Engineered Structures
•Comparability of segment results was impacted by the divestiture of our storage tanks business completed on October 3, 2022. Prior year third quarter results included revenues and Adjusted EBITDA for the storage tanks business of $65.8 million and $18.7 million, respectively.
•Revenues for utility, wind, and related structures increased due to higher volumes in our utility structures business, partially offset by lower pricing due to product mix and reduced volumes in our wind tower business.
•Excluding the impact of the storage tanks business, Adjusted Segment EBITDA decreased 6% to $25.4 million, and margins declined 140 basis points to 11.4%.
•Adjusted Segment EBITDA declined primarily due to lower margins in our utility structures business, partially offset by the recognition of $5.6 million in net benefit from Advanced Manufacturing Production (“AMP”) tax credits in our wind towers business.
•The margin decline in utility structures was the result of product mix headwinds, operating challenges, and negative foreign currency impacts.
•Order activity for utility and related structures was healthy, with orders received keeping pace with shipments. Conversations with our customers for additional wind tower orders continue. During the quarter, we received a qualification order from a new customer for two wind towers.
•At the end of the third quarter, the combined backlog for utility, wind, and related structures was $1,450.8 million compared to $370.4 million at the end of the third quarter of 2022.

Transportation Products
•Revenues were $107.1 million, up 30%. Barge revenues increased 32% and steel components revenues increased 25%, both driven by higher volumes and pricing.
•Adjusted Segment EBITDA increased $13.3 million, or 271%, to $18.2 million, representing a 17.0% margin compared to 5.9% in the prior period. The increase was driven by enhanced operating leverage on higher volumes and improved pricing.
•During the quarter, we received orders of approximately $21 million in our barge business, representing a book-to-bill of 0.3. These orders extend our backlog into the second half of 2024.

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•Barge backlog at the end of the quarter was $240.4 million compared to $128.9 million at the end of the third quarter of 2022. We expect to deliver approximately 26% of our current backlog in the fourth quarter of 2023 and the remainder in 2024.

Corporate and Other Financial Notes
•Excluding acquisition and divestiture-related costs, which have been excluded from Adjusted EBITDA, corporate expenses decreased to $14.2 million in the third quarter compared to $15.1 million in the prior year primarily driven by lower insurance-related costs.
•Acquisition and divestiture-related costs were $0.5 million in the third quarter compared to $1.6 million in the prior year.
•The effective tax rate for the third quarter was 17.4% compared to 21.2% in the prior year. The decrease in the tax rate was primarily due to AMP tax credits for our wind tower business, which are excluded from taxable income, and lower foreign taxes.

Cash Flow and Liquidity
•Operating cash flow was $43.9 million during the third quarter, a decrease of $27.5 million year-over-year primarily due to an increase in working capital requirements.
•Working capital resulted in a $29.4 million use of cash for the quarter compared to the prior year's $3.8 million use of cash. The increase in working capital was largely due to higher volumes and the timing of collection of our receivables.
•Capital expenditures in the third quarter were $47.9 million, up $14.9 million from the prior year, as progress continued on organic projects underway in Construction Products and Engineered Structures.
•Free Cash Flow for the quarter was $1.7 million, down from $40.7 million in the prior year.
•We ended the quarter with total liquidity of $633.3 million, including $155.3 million of cash and cash equivalents, and Net Debt to Adjusted EBITDA was 1.0X for the trailing twelve months.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on November 2, 2023 to discuss third quarter 2023 results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 800-343-1703 for domestic callers and 785-424-1116 for international callers. The conference ID is ARCOSA and the passcode is 52019. An audio playback will be available through 11:59 p.m. Eastern Time on November 16, 2023, by dialing 888-225-1656 for domestic callers and 402-220-4975 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

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About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: Construction Products, Engineered Structures, and Transportation Products. For more information, visit www.arcosa.com.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” “plans,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the impact of the COVID-19 pandemic, or other similar outbreaks, on Arcosa’s business; assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s spin-off from Trinity Industries, Inc.; tax treatment of the spin-off; failure to successfully integrate acquisitions or divest any business, or failure to achieve the expected benefits of acquisitions or divestitures; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; the impact of inflation and costs of materials; assumptions regarding achievements of the expected benefits from the Inflation Reduction Act; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see “Risk Factors” and the “Forward-Looking Statements” section of “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Arcosa's Form 10-K for the year ended December 31, 2022 and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Gail M. Peck	Erin Drabek	David Gold
Chief Financial Officer	Director of Investor Relations	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com
MEDIA CONTACT

Media@arcosa.com
TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues	$591.7	$603.9	$1,725.7	$1,742.5
Operating costs:
Cost of revenues	484.6	488.8	1,388.9	1,411.4
Selling, general, and administrative expenses	61.3	67.8	194.5	196.7
Gain on disposition of property, plant, equipment, and other assets	(2.6)	(1.7)	(25.8)	(6.5)
Gain on sale of storage tanks business	—	—	(6.4)	—
	543.3	554.9	1,551.2	1,601.6
Operating profit	48.4	49.0	174.5	140.9

Interest expense	6.7	8.6	20.9	23.5
Other, net (income) expense	(1.3)	(0.2)	(5.8)	1.1
	5.4	8.4	15.1	24.6
Income before income taxes	43.0	40.6	159.4	116.3
Provision for income taxes	7.5	8.6	27.3	25.1
Net income	$35.5	$32.0	$132.1	$91.2

Net income per common share:
Basic	$0.73	$0.66	$2.71	$1.88
Diluted	$0.72	$0.66	$2.70	$1.87
Weighted average number of shares outstanding:
Basic	48.7	48.3	48.5	48.2
Diluted	48.8	48.5	48.7	48.5

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenues:	2023	2022	2023	2022
Aggregates and specialty materials	$227.8	$216.8	$665.9	$620.9
Construction site support	34.3	27.4	97.1	80.7
Construction Products	262.1	244.2	763.0	701.6

Utility, wind, and related structures	222.5	211.2	637.2	608.5
Storage tanks(1)	—	65.8	—	187.6
Engineered Structures	222.5	277.0	637.2	796.1

Inland barges	67.3	50.9	207.9	151.7
Steel components	39.8	31.8	117.6	93.1
Transportation Products	107.1	82.7	325.5	244.8

Consolidated Total	$591.7	$603.9	$1,725.7	$1,742.5

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating profit (loss):	2023	2022	2023	2022
Construction Products	$30.3	$27.6	$114.2	$72.4
Engineered Structures(1)	18.7	37.1	70.3	106.9
Transportation Products	14.1	1.0	35.8	7.2
Segment Total	63.1	65.7	220.3	186.5
Corporate	(14.7)	(16.7)	(45.8)	(45.6)
Consolidated Total	$48.4	$49.0	$174.5	$140.9

Backlog:	September 30, 2023	September 30, 2022
Engineered Structures:
Utility, wind, and related structures	$1,450.8	$370.4
Transportation Products:
Inland barges	$240.4	$128.9

(1) On October 3, 2022, the Company sold the storage tanks business. We have recognized a total gain on the sale of $195.4 million, of which, $189.0 million was recognized in the fourth quarter of 2022 and $6.4 million was recognized in the first quarter of 2023. See Reconciliation of Historical Adjusted EBITDA for the Storage Tanks Business table for the contribution of the storage tanks business to operating profit, included above, for the three and nine months ended September 30, 2022.

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30, 2023	December 31, 2022
Current assets:
Cash and cash equivalents	$155.3	$160.4
Receivables, net of allowance	389.6	334.2
Inventories	361.2	315.8
Other	45.4	46.4
Total current assets	951.5	856.8

Property, plant, and equipment, net	1,254.6	1,199.6
Goodwill	966.6	958.5
Intangibles, net	247.0	256.1
Deferred income taxes	9.8	9.6
Other assets	60.1	60.0
	$3,489.6	$3,340.6
Current liabilities:
Accounts payable	$244.8	$190.7
Accrued liabilities	121.7	121.8
Advance billings	31.8	40.5
Current portion of long-term debt	6.8	14.7
Total current liabilities	405.1	367.7

Debt	503.4	535.9
Deferred income taxes	193.3	175.6
Other liabilities	72.5	77.0
	1,174.3	1,156.2
Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,691.5	1,684.1
Retained earnings	640.3	515.5
Accumulated other comprehensive loss	(16.8)	(15.7)
Treasury stock	(0.2)	—
	2,315.3	2,184.4
	$3,489.6	$3,340.6

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2023	2022
Operating activities:
Net income	$132.1	$91.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	118.8	116.9
Stock-based compensation expense	18.3	15.5
Provision for deferred income taxes	14.0	19.7
Gains on disposition of property, plant, equipment, and other assets	(25.8)	(6.5)
Gain on sale of storage tanks business	(6.4)	—
(Increase) decrease in other assets	(3.5)	2.3
Increase (decrease) in other liabilities	(6.2)	(18.7)
Other	1.3	(3.6)
Changes in current assets and liabilities:
(Increase) decrease in receivables	(34.6)	(52.0)
(Increase) decrease in inventories	(40.4)	(39.1)
(Increase) decrease in other current assets	1.0	(3.0)
Increase (decrease) in accounts payable	49.5	57.9
Increase (decrease) in advance billings	(4.1)	(2.6)
Increase (decrease) in accrued liabilities	(15.2)	4.6
Net cash provided by operating activities	198.8	182.6
Investing activities:
Proceeds from disposition of property, plant, equipment, and other assets	30.1	31.5
Proceeds from sale of storage tanks business	2.0	—
Capital expenditures	(144.8)	(85.9)
Acquisitions, net of cash acquired	(18.8)	(75.1)
Net cash required by investing activities	(131.5)	(129.5)
Financing activities:
Payments to retire debt	(142.0)	(59.8)
Proceeds from issuance of debt	100.0	80.0
Shares repurchased	—	(15.0)
Dividends paid to common stockholders	(7.3)	(7.4)
Purchase of shares to satisfy employee tax on vested stock	(11.1)	(9.8)
Holdback payment from acquisition	(10.0)	—
Debt issuance costs	(2.0)	—
Net cash required by financing activities	(72.4)	(12.0)
Net increase (decrease) in cash and cash equivalents	(5.1)	41.1
Cash and cash equivalents at beginning of period	160.4	72.9
Cash and cash equivalents at end of period	$155.3	$114.0

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Arcosa, Inc.
Reconciliation of Adjusted Net Income and Adjusted Diluted EPS
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in millions)
Net Income	$35.5	$32.0	$132.1	$91.2
Gain on sale of storage tanks business, net of tax	—	—	(4.5)	—
Impact of acquisition and divestiture-related expenses, net of tax(1)	0.4	1.7	1.1	4.3
Benefit from reduction in holdback obligation, net of tax	—	—	(3.8)	—
Adjusted Net Income	$35.9	$33.7	$124.9	$95.5

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(in dollars per share)
Diluted EPS	$0.72	$0.66	$2.70	$1.87
Gain on sale of storage tanks business	—	—	(0.09)	—
Impact of acquisition and divestiture-related expenses(1)	0.01	0.04	0.02	0.09
Benefit from reduction in holdback obligation	—	—	(0.08)	—
Adjusted Diluted EPS	$0.73	$0.70	$2.55	$1.96

(1) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended September 30,		Nine Months Ended September 30,		Full Year 2023 Guidance
	2023	2022	2023	2022	Low	High
Revenues	$591.7	$603.9	$1,725.7	$1,742.5	$2,250.0	$2,300.0

Net income	35.5	32.0	132.1	91.2	154.8	160.0
Add:
Interest expense, net	5.0	8.6	16.6	23.4	23.0	24.0
Provision for income taxes	7.5	8.6	27.3	25.1	31.7	37.5
Depreciation, depletion, and amortization expense(1)	40.5	39.6	118.8	116.9	157.0	160.0
EBITDA	88.5	88.8	294.8	256.6	366.5	381.5
Add (less):
Gain on sale of storage tanks business	—	—	(6.4)	—	(6.4)	(6.4)
Impact of acquisition and divestiture-related expenses(2)	0.5	2.2	1.4	5.6	1.4	1.4
Benefit from reduction in holdback obligation	—	—	(5.0)	—	(5.0)	(5.0)
Other, net (income) expense	0.4	(0.2)	(1.5)	1.2	(1.5)	(1.5)
Adjusted EBITDA(3)	$89.4	$90.8	$283.3	$263.4	$355.0	$370.0
Adjusted EBITDA Margin	15.1%	15.0%	16.4%	15.1%	15.8%	16.1%

(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.
(3) See Reconciliation of Historical Adjusted EBITDA for the Storage Tanks Business table for the contribution of the storage tanks business to Adjusted EBITDA, included above, for the three and nine months ended September 30, 2022.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)
“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. “Adjusted Segment EBITDA” is defined as Segment EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. “Adjusted Segment EBITDA Margin” is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Construction Products
Revenues	$262.1	$244.2	$763.0	$701.6

Operating Profit	30.3	27.6	114.2	72.4
Add: Depreciation, depletion, and amortization expense(1)	28.4	26.3	83.1	77.2
Segment EBITDA	58.7	53.9	197.3	149.6
Less: Benefit from reduction in holdback obligation	—	—	(5.0)	—
Adjusted Segment EBITDA	$58.7	$53.9	$192.3	$149.6
Adjusted Segment EBITDA Margin	22.4%	22.1%	25.2%	21.3%

Engineered Structures
Revenues	$222.5	$277.0	$637.2	$796.1

Operating Profit	18.7	37.1	70.3	106.9
Add: Depreciation and amortization expense(1)	6.7	8.1	19.7	24.1
Segment EBITDA	25.4	45.2	90.0	131.0
Add: Impact of acquisition and divestiture-related expenses(2)	—	0.6	—	0.6
Less: Gain on sale of storage tanks business	—	—	(6.4)	—
Adjusted Segment EBITDA(3)	$25.4	$45.8	$83.6	$131.6
Adjusted Segment EBITDA Margin	11.4%	16.5%	13.1%	16.5%

Transportation Products
Revenues	$107.1	$82.7	$325.5	$244.8

Operating Profit	14.1	1.0	35.8	7.2
Add: Depreciation and amortization expense	4.1	3.9	12.1	11.8
Segment EBITDA	18.2	4.9	47.9	19.0
Adjusted Segment EBITDA	$18.2	$4.9	$47.9	$19.0
Adjusted Segment EBITDA Margin	17.0%	5.9%	14.7%	7.8%

Operating Loss - Corporate	$(14.7)	$(16.7)	$(45.8)	$(45.6)
Add: Impact of acquisition and divestiture-related expenses - Corporate(2)	0.5	1.6	1.4	5.0
Add: Corporate depreciation expense	1.3	1.3	3.9	3.8
Adjusted EBITDA	$89.4	$90.8	$283.3	$263.4
(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.
(3) See Reconciliation of Historical Adjusted EBITDA for the Storage Tanks Business table for the contribution of the storage tanks business to Adjusted Segment EBITDA, included above, for the three and nine months ended September 30, 2022.

972.942.6500	12	arcosa.com

Arcosa, Inc.
Reconciliation of Freight-Adjusted Revenues for Construction Products
($ in millions)
(unaudited)

“Freight-Adjusted Revenues” for Construction Products is defined as segment revenues less freight and delivery, which are pass-through activities. GAAP does not define Freight-Adjusted Revenues and they should not be considered as alternatives to earnings measures defined by GAAP, including revenues. We use Freight-Adjusted Revenues in the review of our operating results. We also believe that this presentation is consistent with our competitors. As a widely used metric by analysts and investors, this metric assists in comparing a company's performance on a consistent basis. “Freight-Adjusted Segment Margin” is defined as Freight-Adjusted Revenues divided by Adjusted Segment EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Construction Products
Revenues	$262.1	$244.2	$763.0	$701.6
Less: Freight revenues	30.4	31.2	87.6	91.7
Freight-Adjusted Revenues	$231.7	$213.0	675.4	609.9

Adjusted Segment EBITDA(1)	$58.7	$53.9	$192.3	$149.6
Adjusted Segment EBITDA Margin(1)	22.4%	22.1%	25.2%	21.3%

Freight-Adjusted Segment EBITDA Margin	25.3%	25.3%	28.5%	24.5%

(1) See Reconciliation of Adjusted Segment EBITDA table.

972.942.6500	13	arcosa.com

Arcosa, Inc.
Reconciliation of Free Cash Flow and Net Debt to Adjusted EBITDA
($ in millions)
(unaudited)

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We define Free Cash Flow as cash provided by operating activities less capital expenditures net of the proceeds from the disposition of property, plant, equipment, and other assets. The Company also uses “Free Cash Flow Conversion”, which we define as Free Cash Flow divided by net income. We use these metrics to assess the liquidity of our consolidated business. We present these metrics for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cash Provided by Operating Activities	$43.9	$71.4	$198.8	$182.6
Capital expenditures	(47.9)	(33.0)	(144.8)	(85.9)
Proceeds from disposition of property, plant, equipment, and other assets	5.7	2.3	30.1	31.5
Free Cash Flow	$1.7	$40.7	$84.1	$128.2

Net income	$35.5	$32.0	$132.1	$91.2
Free Cash Flow Conversion	5%	127%	64%	141%

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses “Net Debt to Adjusted EBITDA”, which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

September 30, 2023
Total debt excluding debt issuance costs	$514.8
Cash and cash equivalents	155.3
Net Debt	$359.5

Adjusted EBITDA (trailing twelve months)	$345.0
Net Debt to Adjusted EBITDA	1.0

972.942.6500	14	arcosa.com

Arcosa, Inc.
Reconciliation of Historical Adjusted EBITDA for the Storage Tanks Business
(in millions)
(unaudited)

	Three Months Ended September 30,	Nine Months Ended September 30,
	2022	2022
Storage tanks business:
Operating Profit	$16.6	$40.8
Add: Depreciation and amortization expense	1.5	5.1
Storage tanks EBITDA	18.1	45.9
Add: Impact of acquisition and divestiture-related expenses	0.6	0.6
Storage tanks Adjusted EBITDA	$18.7	$46.5

972.942.6500	15	arcosa.com